Exhibit 99.1

Kite Pharma Establishes Manufacturing Capabilities to Support Development and Commercialization of CAR and TCR Cancer Immunotherapy Products

SANTA MONICA, Calif., February 19, 2015 — Kite Pharma, Inc., (Nasdaq:KITE), a clinical-stage biopharmaceutical company focused on developing engineered autologous T cell therapy (eACT™) products for the treatment of cancer, today announced that it has entered into a lease agreement for a commercial manufacturing facility in El Segundo, California, which is adjacent to Los Angeles International Airport. Kite also recently secured a lease for a clinical manufacturing facility in Santa Monica, California. The two facilities will not only support the planned clinical trials of Kite’s product candidates, but also will prepare Kite for the commercial launch and supply of its lead product candidate, KTE-C19, anticipated in 2017.

“We are committed to the rapid advancement of KTE-C19, which has the potential to address the significant, unmet needs of patients with aggressive, refractory B cell lymphomas and leukemias,” said Arie Belldegrun, M.D., FACS, Kite Pharma’s President and Chief Executive Officer. “We are initiating pivotal studies for KTE-C19 in multiple indications and believe our new facilities will help ensure the timely completion of these studies as well as our commercial launch. We also expect the facilities to support clinical trials and potential commercialization of our other eACT™ based product candidates, including both chimeric antigen receptor (CAR) and T cell receptor (TCR) based product candidates.”

The Santa Monica facility has approximately 18,000 square feet and will provide space for clinical manufacturing, research and development, and offices upon completion. In addition, Kite plans to continue to utilize its contract manufacturer to support clinical trials of eACT™ based product candidates.

The El Segundo facility has approximately 44,500 square feet, and, under the lease agreement, Kite has an expansion option for an additional 17,000 square feet until July 1, 2017. Kite was represented in the negotiation of the lease by Andrew Riley and Jeff Pion of CBRE. Kite anticipates the El Segundo facility will be operational to support the planned commercial launch of KTE-C19 in 2017.

Commenting on the new leases, Cynthia Butitta, Kite’s Chief Operating Officer and Chief Financial Officer, said, “Securing these manufacturing facilities fits strategically with our expansion and is an exciting and necessary step as we advance multiple clinical trials and prepare for commercialization of our product candidates.”

About Kite Pharma

Kite Pharma, Inc., is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on eACT™ designed to restore the immune system’s ability to recognize and eradicate tumors. Kite is based in Santa Monica, CA. For more information on Kite Pharma, please visit www.kitepharma.com.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our ability to initiate and timely complete our clinical trials, the timing of availability of our new facilities and their ability to support clinical trials and commercial launch, and the timing of anticipated commercial launch of KTE-C19. Various factors may cause differences between Kite’s expectations and actual results as discussed in greater detail in Kite’s filings with the Securities and Exchange Commission, including without limitation in its Form 10-Q for the quarter ended September 30, 2014. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

CONTACT: Kite Contacts:

Claudine Prowse, Ph.D.

SVP, Corporate Communications and Investor Relations

(310) 824-1987

cprowse@kitepharma.com

For Media: Justin Jackson

Burns McClellan

(212) 213-0006

jjackson@burnsmc.com